As filed with the Securities and Exchange Commission on May 25, 2001
                                                  Registration No 333-59244
----------------------------------------------------------------------------

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                    ------------------------------------


                              AMENDMENT NO. 1
                                     TO
                                  FORM S-3

                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                            CENDANT CORPORATION
           (exact name of registrant as specified in its charter)


          06-0918165                                   DELAWARE
I.R.S. Employer Identification               (State or other Jurisdiction of
           Number)                            Incorporation or Organization)

                             9 WEST 57TH STREET
                             NEW YORK, NY 10019
                               (212) 413-1800
                            FAX: (212) 413-1922

            (Address, including zip code, and telephone number,
               including area code, of registrant's principal
                             executive offices)

                           JAMES E. BUCKMAN, ESQ.
                     VICE CHAIRMAN AND GENERAL COUNSEL
                            CENDANT CORPORATION
                             9 WEST 57TH STREET
                             NEW YORK, NY 10019
                               (212) 413-1800
                            FAX: (212) 413-1923

          (Name, address, including zip code, and telephone number
                 including area code, of agent for service)
                              ----------------

                                 Copies to:


    ERIC J. BOCK, ESQ.                         VINCENT J. PISANO, ESQ.
  SENIOR VICE PRESIDENT,              SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
     LAW AND SECRETARY                             4 TIMES SQUARE
    CENDANT CORPORATION                       NEW YORK, NEW YORK 10036
    9 WEST 57TH STREET                             (212) 735-3000
    NEW YORK, NY 10019                           FAX: (212) 735-2000
      (212) 413-1800
    FAX: (212) 413-1922



         Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



                 Subject to Completion, Dated May 25, 2001

                                 PROSPECTUS

                               603,865 SHARES

                            CENDANT CORPORATION

                              CD COMMON STOCK


         This prospectus relates to the sale by a selling stockholder, including its transferees, donees, pledgees or successors, of up to 603,865 shares of Cendant CD common stock.

                             ------------------

         The shares are being registered to permit the selling stockholder to sell the shares from time to time in the public market. The selling stockholder may sell the shares thorough ordinary brokerage transactions or through any other means described in the section "Plan of Distribution." We cannot assure you that the selling stockholder will sell all or a portion of our CD common stock offered under this prospectus.

         For a description of our CD common stock, please refer to the description of common stock in "Summary Comparison of Terms of Existing Common Stock with Terms of CD Stock and Move.com Stock" in our Proxy Statement, dated February 10, 2000 (filed February 11, 2000), which is incorporated herein by reference.

         Our CD common stock is listed on the New York Stock Exchange under the trading symbol "CD." The last reported sale price of our CD common stock on the NYSE on April 18, 2001 was $16.89.

                             ------------------


         INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ______, 2001

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.




                             TABLE OF CONTENTS

                                                                       Page

ABOUT THIS PROSPECTUS.....................................................3
FORWARD-LOOKING INFORMATION...............................................3
RISK FACTORS..............................................................5
CENDANT  .................................................................7
DIVIDEND POLICY...........................................................8
USE OF PROCEEDS...........................................................8
SELLING STOCKHOLDER.......................................................8
PLAN OF DISTRIBUTION.....................................................10
LEGAL OPINIONS...........................................................11
EXPERTS  ................................................................12
WHERE YOU CAN FIND MORE INFORMATION......................................12





                           ABOUT THIS PROSPECTUS

         This prospectus relates to the sale by a selling stockholder of up to 603,865 shares of our CD common stock. The selling stockholder may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholder may offer. Each time the selling stockholder sells shares of our CD common stock, a prospectus supplement will be provided that will contain specific information about the terms of that offering to the extent required. You should read this prospectus and any accompanying prospectus supplement together with the additional information contained under the heading "Where You Can Find More Information."

                        FORWARD-LOOKING INFORMATION

         Some of the matters discussed in this prospectus and in the documents incorporated by reference contain forward-looking statements within the meaning of the securities laws. Forward-looking statements include terms such as "may," "will," "expect," "believe," "plan" and other similar terms. We caution that, while we believe those statements to be based on reasonable assumptions and make those statements in good faith, there can be no assurance that the actual results will not differ materially from these assumptions or that the expectations provided in the forward-looking statements derived from these assumptions will be realized.

         You should be aware of important factors that could have a material impact on future results. These factors include, but are not limited to:

        o the effect of economic conditions and interest rate changes on the economy on a national, regional or international basis and the impact on our businesses;

        o the effects of changes in current interest rates, particularly on our real estate franchise and mortgage businesses;

        o the resolution or outcome of our unresolved pending litigation relating to the previously announced accounting irregularities and other related litigation;

        o our ability to develop and implement operational and financial systems to manage growing operations and to achieve enhanced earnings or effect cost savings;

        o competition in our existing and potential future lines of business and the financial resources of, and products available to, competitors;

        o our ability to integrate and operate successfully acquired and merged businesses and risks associated with such businesses, including the acquisition of Avis Group Holdings, Inc. and the acquisition of Fairfield Communities, Inc., the compatibility of the operating systems of the combining companies, and the degree to which our existing administrative and back-office functions and costs and those of the acquired companies are complementary or redundant;

        o our ability to obtain financing on acceptable terms to finance our growth strategy and to operate within the limitations imposed by financing arrangements and rating agencies;

        o competitive and pricing pressures in the vacation ownership and travel industries, including the car rental industry;

        o changes in the vehicle manufacturer repurchase arrangements between vehicle manufacturers and Avis Group Holdings, Inc. in the event that used vehicle values decrease; and

        o changes in laws and regulations, including changes in accounting standards and privacy policy regulation.



                                RISK FACTORS

         Investing in our common stock involves risks. You should carefully consider the following discussion of risks as well as other information contained in this prospectus and any accompanying prospectus supplement.

Discovery of Accounting Irregularities and Related Litigation and Governmental Investigations

         Our company was created in December 1997, through the merger of HFS Incorporated into CUC International, Inc. with CUC surviving and changing its name to Cendant Corporation. On April 15, 1998, we announced that in the course of transferring responsibility for our accounting functions from our personnel associated with CUC prior to the merger to our personnel associated with HFS before the merger and preparing for the report of first quarter 1998 financial results, we discovered account irregularities in some of the CUC business units. As a result, we, together with our counsel and assisted by auditors, immediately began an intensive investigation.

         As a result of the findings of the investigations, we restated our previously reported financial results for 1997, 1996 and 1995 and the six months ended June 30, 1998. Following the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC, approximately 70 lawsuits claiming to be class actions, three lawsuits claiming to be brought derivatively on our behalf and several individual lawsuits and arbitration proceedings were commenced in various courts and other forums against us and other defendants by or on behalf of persons claiming to be stockholders of ours and persons claiming to have purchased or otherwise acquired securities or options issued by CUC or us between May 1995 and August 1998.

         The SEC and the United States Attorney for the District of New Jersey have conducted investigations relating to the matters referenced above. As a result of the findings from our internal investigations, we made all adjustments considered necessary by us, which are reflected in its previously filed restated financial statements for the years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998. On June 14, 2000, pursuant to an offer of settlement made by us, the SEC issued an Order Instituting Public Administrative Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing a Cease and Desist Order. In such Order, the SEC found that we had violated certain financial reporting provisions of the Exchange Act and ordered us to cease and desist from committing any future violations of such provisions. No financial penalties were imposed against us.

         On December 7, 1999, we announced that we had reached a preliminary agreement to settle the principal securities class action pending against us in the U.S. District Court in Newark, New Jersey, brought on behalf of purchasers of all our and CUC publicly traded securities, other than PRIDES, between May 1995 and August 1998 (the PRIDES litigation had previously been settled through the issuance of rights). Under the settlement agreement, we would pay the class members approximately $2.85 billion in cash and 50% of any recovery we may obtain in connection with claims we have asserted against CUC's former public auditor. The definitive settlement document was approved by the U.S. District Court by order dated August 14, 2000. Certain parties in the class action have appealed the District Court's orders approving settlement and awarding of attorneys' fees and expenses to counsel for the lead plaintiffs. On May 22, 2001, the Court of Appeals for the Third Circuit heard oral arguments on the appeals. The settlement agreement required us to post collateral in the form of credit facilities and/or surety bonds by November 13, 2000, which we have done.

         The settlement does not encompass all litigations asserting against us claims associated with the accounting irregularities. We do not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, we do not believe that the impact of such unresolved proceedings should result in a material liability to us in relation to our financial position or liquidity.


The Price of our CD Common Stock is Subject to Possible Volatility

         The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our CD common stock.


                                  CENDANT

         We are one of the foremost providers of travel and real estate services in the world. We were created through the merger of HFS into CUC in December 1997 with the resultant corporation being renamed Cendant Corporation.

         We operate in four business segments--hospitality, real estate services, vehicle services, and financial services. Our businesses provide a wide range of complementary consumer and business services. Our businesses are intended to complement one another and create cross-marketing opportunities both within each segment and between segments.

                  o Our hospitality segment franchises hotel businesses, facilitates vacation timeshare exchanges, provides holiday cottage rentals in Europe and provides travel agency services;

                  o Our real estate services segment franchises real estate brokerage businesses, provides home buyers with mortgages and assists in employee relocations;

                  o Our vehicle services segment franchises and operates car rental businesses, provides fleet management services to corporate clients and government agencies and operates parking facilities in the United Kingdom; and

                  o Our financial services segment provides marketing strategies primarily to financial institutions through offering an array of financial and insurance-based products to consumers, and franchises tax preparation service businesses.

         As a franchisor of hotels, residential and commercial real estate brokerage offices, car rental operations and tax preparation services, we license the owners and operators of independent businesses the right to use our brand names. We do not own or operate hotels, real estate brokerage offices or tax preparation offices. Instead, we provide our franchisee customers with services designed to increase their revenue and profitability.

         Our principal executive offices are located at 9 West 57th Street, New York, New York 10019. Our telephone number is (212) 413-1800. Our Web site is www.cendant.net. The information contained on our Web site is not incorporated by reference in this prospectus.

         All references to "we," "us," "our," or "Cendant" in this prospectus are to Cendant Corporation.

                                    ****

         We continually explore and conduct discussions with regards to acquisitions and other strategic corporate transactions in our industries and in other franchise, franchisable or service businesses. In addition to transactions previously announced, as part of our regular on-going evaluation of acquisition opportunities, we currently are engaged in a number of separate, unrelated preliminary discussions concerning possible acquisitions. The purchase price for the possible acquisitions may be paid in cash, through the issuance of CD common stock or of our other securities, borrowings, or a combination thereof. Prior to consummating any such possible acquisition, we will need to, among other things, initiate and complete satisfactorily our due diligence investigations, negotiate the financial and other terms (including price) and conditions of such acquisitions, obtain appropriate Board of Directors, regulatory and other necessary consents and approvals, and, if necessary, secure financing. No assurance can be given with respect to the timing, likelihood or business effect of any possible transaction. In the past, we have been involved in both relatively small acquisitions and acquisitions which have been significant.

                              DIVIDEND POLICY

         We have never paid a cash dividend on our capital stock. We do not anticipate paying cash dividends on our capital stock in the foreseeable future and intend to retain all earnings to finance the operations and expansion of our business and the repurchase of common stock and debt reduction. The payment of cash dividends in the future will depend on our earnings, financial condition and capital needs and on other factors deemed relevant by our board of directors at that time.

                              USE OF PROCEEDS

         We will not receive any of the proceeds of sales by the selling stockholder.

                            SELLING STOCKHOLDER

         The following table presents information with respect to the selling stockholder and the amount of shares of our CD common stock that it may offer under this prospectus. The term "selling stockholder" includes donors and pledgees selling securities received from a named selling stockholder after the date of this prospectus. The shares of CD common stock offered by this prospectus were issued in connection with our obligation pursuant to the purchase agreement dated as of November 24, 2000, as amended by Amendment No. 1 thereto dated as of March 29, 2001, to pay Chatham Street Holdings, LLC ("Chatham") $10 million within 90 days after consummation of the Homestore Transaction.

         In connection with the recapitalization of NRT Incorporated ("NRT"), we entered into an agreement with Chatham during 1999 as consideration for certain amendments made with respect to the NRT franchise agreements, which amendments provided for additional payments of certain royalties to us. Pursuant to this agreement, Chatham was granted the right, until September 2001, to purchase 1,561,000 shares of Move.com common stock. During 2000, Chatham exercised this contractual right and purchased 1,561,000 shares of Move.com common stock for $16.02 per share or approximately $25 million in cash. In connection with such exercise, Chatham received warrants to purchase 780,500 shares of Move.com common stock at $64.08 per share and 780,500 shares of Move.com common stock at $128.16 per share. Also during 2000, we invested $25 million in convertible preferred stock of WMC Finance Co. ("WMC"), an online provider of sub-prime mortgages and an affiliate of Chatham, and was granted an option to purchase approximately 5 million shares of WMC common stock.

         During December 2000, Chatham sold these shares and warrants back to us in exchange for consideration consisting of $75 million in cash and the investment we held in WMC preferred stock valued at $25 million. We also agreed to pay Chatham an additional $15 million in cash or CD common stock within 90 days after consummation of the Homestore Transaction, as defined below. On March 29, 2001, we entered into an amendment to the foregoing obligation reducing the $15 million obligation to $10 million in exchange for $5 million in cash.

         During 2000, we entered into a definitive agreement (the
"Homestore Transaction") with Homestore.com, Inc. ("Homestore") to sell certain businesses within our former Move.com Group segment, including the Internet real estate portal, and our Welcome Wagon International, Inc. business. On February 16, 2001, we consummated the sale.

         We have agreed to pay all expenses incurred in connection with the registration of the sale of the shares of CD common stock owned by Chatham covered by this prospectus, other than brokerage commissions, underwriting discounts and commissions, transfer taxes and other out-of-pocket expenses incurred by Chatham in connection with the sale of these shares.

         Since the date that we received information from the selling stockholder, the selling stockholder identified below may have sold, transferred or otherwise disposed of all or a substantial portion of the shares of CD common stock held by it in a transaction or series of transactions exempt from the Securities Act. Information regarding the selling stockholder may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required.

         The selling stockholder may from time to time offer and sell any or all of the securities under the prospectus. Because the selling stockholder is not obligated to sell the shares of CD common stock held by it, we cannot estimate the number of shares of CD common stock that the selling stockholder will beneficially own after this offering.


                                        Number of Shares of                              Number of Shares of CD
Name of Selling                         Common Stock Beneficially       Percentage of    Common Stock Covered by
Stockholder                             Owned Prior to this Offering    Outstanding      this  Prospectus
-------------------------------------   ------------------------------  ---------------  ------------------------
Chatham                                            603,865                     *                    603,865


* - less than 1%





                            PLAN OF DISTRIBUTION

         This prospectus, including any amendment or supplement, may be used in connection with sales of up to 603,865 shares of our CD common stock. The selling stockholder, or its pledgees, assignees, transferees or other successors in interest may offer its shares of CD common stock at various times in one or more of the following transactions:

        o         in exchange or the over-the-counter market transactions;

        o in private transactions other than exchange or over-the-counter market transactions;

        o         through short sales or put and call option transactions;
        o through underwriters, brokers or dealers (who may act as agent or principal);
        o         directly to one or more purchasers;
        o         through agents;
        o through distribution by the selling stockholder or its successor in interest to its members, partners or shareholders;
        o         in negotiated transactions;
        o         by pledge to secure debts and other obligations; or
        o         in a combination of such methods.

         The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholder also may resell all or a portion of its CD common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

         The selling stockholder may use underwriters, brokers, dealers or agents to sell its shares. Any underwriters, brokers, dealers or agent may receive compensations in the form of discounts, concessions or commissions from the selling stockholder, the purchaser or such other persons who may be effecting sales hereunder (which discounts, concessions or commissions as to particular underwriters, brokers dealers or agents may be in excess of those customary in the type of transactions involved). Underwriters may sell the shares of CD common stock to or though dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholder or other persons effecting sales hereunder, and any such underwriters, brokers, dealers and agents may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts or commissions they receive and any profit on the sale of the common stock they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Some sales may involve shares in which the selling stockholder has granted security interests and which are being sold because of foreclosure of those security interests. At the time a particular offering of shares is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling stockholder and the terms of the offering, including the names of the underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling stockholder, and any discounts, concessions or commissions allowed or re-allowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

         The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or their financial institution of the shares of common stock offered hereby, which shares such broker-dealer or their financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling stockholder may offer and sell shares of CD common stock other than for cash. In such event, any required details of the transaction will be set forth in a prospectus supplement.

         Under the securities laws of certain states, the securities offered by this prospectus may be sold in those states only through registered or licenced brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. In connection with any resales by the selling stockholder, a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the number of shares involved and other details of such resale to the extent appropriate.

          Under the rules and regulations under the Exchange Act, any person engaged in a distribution of the shares offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to those shares. Each selling stockholder will be subject to the provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any shares offered by the selling stockholder pursuant to this prospectus, which may affect the marketability of the shares offered by this prospectus.

         We may suspend the use of this prospectus by the selling stockholder under certain circumstances.

         Any common stock sold by a selling stockholder pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance.

                               LEGAL OPINIONS

         The validity of the shares of CD common stock offered hereby will be passed on for us by Eric J. Bock, Esq., Senior Vice President, Law and Secretary of Cendant. Mr. Bock holds shares of CD common stock and options to acquire shares of CD common stock.

                                  EXPERTS

         Our financial statements, incorporated in this prospectus by reference from our Annual Report on Form10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in certain revenue recognition policies regarding the recognition of non-refundable one-time fees and pro rata refundable subscription revenue as described in Note 1), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings with the commission are available to the public over the Internet at the commission's web site at http:www.sec.gov. You may also read and copy any document we file at the commission at the public reference rooms of the commission in Washington, D.C., New York, New York and Chicago, Illinois. Please call the commission at 1-800-SEC-0330 for further information on the public reference rooms.

         The commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the commission under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

        o Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 29, 2001;

         o Quarterly Report on Form 10-Q for the period ending March 31, 2001 (filed on May 11, 2001).

         o Current Reports on Form 8-K dated April 2, 2001 (filed on April 3, 2001), April 18, 2001 (filed on April 19, 2001),
                 April 18, 2001 (filed on April 19, 2001), May 2, 2001, May
                 4, 2001, May 10, 2001 (filed on May 11, 2001) and May 24,
                 2001 (filed on May 25, 2001);

        o Current Reports on Form 8-K/A dated January 19, 2001 and March 21, 2001; and

         o The description of our CD common stock contained in the Proxy Statement dated February 10, 2000 (filed on February 11, 2000).

         You may request a copy of these filings at no cost, by writing or telephoning us at the following:

                        Investor Relations
                        Cendant Corporation
                        9 West 57th Street
                        New York, NY 10019
                        Telephone: (212) 413-1800

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.



                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission
Registration Fee..............................................$  2,500
*Accounting Fees and Expenses.................................$100,000
*Legal Fees and Expenses......................................$100,000
*Miscellaneous................................................$200,000
                                                               -------
Total Expenses................................................$402,500
                                                               =======
------------
* Estimated for purposes of completing the information required pursuant to this Item 14.


         We will pay all fees and expenses associated with filing the Registration Statement.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

         Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

         The Registrant's By-Laws contain provisions that provide for indemnification of officers and directors and their heirs and distributees to full extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

         As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant's Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to some exceptions.

         Cendant Corporation maintains, at its expense, a policy of insurance which insures its directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)     Exhibits


EXHIBIT NO.                             DESCRIPTION

     3.1 Amended and Restated Certificate of Incorporation of Cendant Corporation (incorporated by reference to Exhibit 3.1 to the Registrant's 10-Q/A for the quarterly period ended March 31, 2000, dated July 28,
                    2000).
     3.2 Amended and Restated By-laws of Cendant Corporation (incorporated by reference to Exhibit 3.2 to the Registrant's 10-Q/A for the quarterly period ended March 31, 2000, dated July 28, 2000).
     4.1 Form of Certificate for Cendant's common stock, par value $.01 per share. (Incorporated by reference to Exhibit 4.1 to Cendant's Form S-3 Registration Statement No. 333-45227)
     5.1 Opinion of Eric J. Bock, Esq. regarding the legality of the securities being registered by Cendant hereby.**

    10.1            Purchase Agreement dated as of November 24, 2000,
                    by and among Cendant, Chatham Street Holdings,
                    LLC, Cendant Finance Holding Corporation, with respect to Section 6 thereof only, WMC Finance Corporation and with respect to Section 8 thereof only, Apollo Investment Fund III, L.P.*
    10.2 Amendment No. 1 dated as of March 29, 2001, to Purchase Agreement dated as of November 24, 2000.*
    23.1            Consent of Deloitte & Touche LLP relating to Cendant
                    Corporation.*
    23.2            Consent of Deloitte & Touche LLP relating to Avis
                    Group Holdings, Inc.*
    23.3            Consent of Eric J. Bock, Esq. (see Exhibit 5.1).**
    24.1            Power of Attorney (included on signature page).**
----------------------
*     Filed herewith
**   Previously Filed.


ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided that paragraphs
                           (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant to
                           Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Cendant Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 25, 2001.


                                CENDANT CORPORATION



                                By: /s/ Eric J. Bock
                                   -------------------------------------
                                   Eric J. Bock
                                   Senior Vice President - Law




         Pursuant to the requirements of the securities act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE                       TITLE                      DATE
---------------------------------- ---------------------------  ---------------


                                                                   May 25, 2001
---------------------------------- Chairman of the Board,
  (Henry R. Silverman)             President, Chief Executive
                                   Officer and Director


  /s/ Eric J. Bock*                                                May 25, 2001
---------------------------------- Vice Chairman, General
    (James E. Buckman)             Counsel and Director


  /s/ Eric J. Bock*                                                May 25, 2001
---------------------------------- Vice Chairman and Director
     (Stephen P. Holmes)


  /s/ Eric J. Bock*                                                May 25, 2001
---------------------------------- Senior Executive Vice
     (Kevin M. Sheehan)            President and Chief
                                   Financial Officer (Principal
                                   Financial Officer)


  /s/ Eric J. Bock*                                                May 25, 2001
---------------------------------- Senior Vice President and
     (John McClain)                Controller (Principal
                                   Accounting Officer)


                                                                   May 25, 2001
---------------------------------- Director
    (Myra J. Biblowit)


                                                                   May 25, 2001
---------------------------------- Director
The Honorable William S. Cohen)


  /s/ Eric J. Bock*                                                May 25, 2001
---------------------------------- Director
    (Dr. John C. Malone)


  /s/ Eric J. Bock*                                                May 25, 2001
---------------------------------- Director
     (Cheryl D. Mills)


---------------------------------- Director                        May 25, 2001
       (Leonard S. Coleman)


  /s/ Eric J. Bock*                                                May 25, 2001
---------------------------------- Director
      (Martin L. Edelman)


  /s/ Eric J. Bock*                                                May 25, 2001
---------------------------------- Director
     (Sheli Z. Rosenberg)


  /s/ Eric J. Bock*                                                May 25, 2001
----------------------------------- Director
  (The Rt. Hon. Brian Mulroney,
           P.C., LL.D.)


 /s/ Eric J. Bock*                                                 May 25, 2001
---------------------------------- Director
    (Robert W. Pittman)


---------------------------------- Director                        May 25, 2001
        (Robert F. Smith)


 /s/ Eric J. Bock*                                                 May 25, 2001
---------------------------------- Director
    (Robert E. Nederlander)



         *By:       /s/ Eric J. Bock
             -------------------------------
                     (Attorney-in-fact)




                               EXHIBIT INDEX


EXHIBIT NO.                       DESCRIPTION

   3.1 Amended and Restated Certificate of Incorporation of Cendant Corporation (incorporated by reference to Exhibit 3.1 to the Registrant's 10-Q/A for the quarterly period ended
               March 31, 2000, dated July 28, 2000).
   3.2 Amended and Restated By-laws of Cendant Corporation (incorporated by reference to Exhibit 3.2 to the Registrant's 10-Q/A for the quarterly period ended March 31, 2000, dated July 28, 2000).
   4.1 Form of Certificate for Cendant's common stock, par value $.01 per share. (Incorporated by reference to Exhibit 4.1 to Cendant's Form S-3 Registration Statement No. 333-45227)
   5.1 Opinion of Eric J. Bock, Esq. regarding the legality of the securities being registered by Cendant hereby.**
  10.1 Purchase Agreement dated as of November 24, 2000, by and among Cendant, Chatham Street Holdings, LLC, Cendant Finance Holding Corporation, with respect to Section 6 thereof only, WMC Finance Corporation and with respect to Section 8 thereof only, Apollo Investment Fund III, L.P.*
  10.2 Amendment No. 1 dated as of March 29, 2001, to Purchase Agreement dated as of November 24, 2000.*
  23.1         Consent of Deloitte & Touche LLP relating to Cendant
               Corporation.*
  23.2         Consent of Deloitte & Touche LLP relating to Avis Group
               Holdings, Inc.*
  23.3         Consent of Eric J. Bock, Esq. (see Exhibit 5.1).**
  24.1         Power of Attorney (included on signature page).**

 ----------------------
*    Filed herewith
**   Previously Filed.




                                                             Exhibit 10.1


                                       STOCK PURCHASE AGREEMENT (this
                              "Agreement"), dated as of November 24, 2000, by and among CHATHAM STREET HOLDINGS, LLC, a Delaware limited liability company (the "Seller"), CENDANT CORPORATION, a Delaware corporation ("Cendant"), CENDANT FINANCE HOLDING CORPORATION, a Delaware corporation and an affiliate of Cendant ("Cendant Finance" and, collectively with Cendant the "Buyer"), with respect to Section 6 hereof only, WMC FINANCE CO., a Delaware corporation ("WMC"), and with respect to Section 8 hereof only, APOLLO INVESTMENT FUND III, L.P. "Apollo").


                  WHEREAS, the parties hereto deem it desirable and in their respective best interests to enter into this Agreement for Seller to sell to Buyer (a) 2,626,712 shares (the "WMC Common Shares") of Class A Common Stock (the "WMC Common Stock") of WMC, (b) 1,561,000 shares (the "Move.com Common Shares") of the class of Cendant's common stock designated as Move.com Common Stock (the "Move.com Common Stock"), (c) a warrant to purchase 780,500 shares of Move.com Common Stock for a purchase price of $64.08 per share and (d) a warrant to purchase 780,500 shares of Move.com Common Stock for a purchase price of $128.16 per share (the warrants referred to in (c) and (d), the "Warrants" and, collectively with the WMC Common Stock and the Move.com Common Stock, the "Transferred Securities") and for Buyer to sell to Seller 2,606,342 shares (the "WMC Preferred Shares") of Series E Cumulative Senior Preferred Stock of WMC (the "WMC Preferred Stock"); and

                  WHEREAS, the parties hereto deem it desirable and in their respective best interests for Seller, in connection with the sale of the Transferred Securities, to assign to Buyer all of its right, title and interest as a holder of the Move.com Common Shares and the Warrants pursuant to the Registration Rights Agreement, dated as of March 29, 2000 (the "Move.com Registration Rights Agreement").

                  NOW THEREFORE, the parties hereto hereby agree as follows:

                  (i)      Sales of Transferred Securities.
                           -------------------------------

                           (a)   In consideration of the payment as
                                 described in Section 1(b) hereof, the
                                 delivery by Cendant Finance of the WMC
                                 Preferred Shares held by Cendant Finance as described in Section 1(c) hereof and the agreement by Cendant to make payments, if any, following the consummation of a Homestore Transaction as described in
                                 Section 1(d) hereof, the Seller agrees, at the Closing, to sell, assign, transfer and convey to Buyer without representation or warranty (other than as expressly provided herein), all of its right, title and interest in and to (i) the Transferred Securities and as a holder of the Move.com Common Shares and the Warrants under the Move.com Registration Rights Agreement, free and clear of all liens, claims, charges and encumbrances whatsoever, and with no restrictions on the voting rights of the Transferred Securities and (ii) the 2,626,712 WMC Common Shares, free and clear of all liens claims, charges and encumbrances whatsoever, and with no a restrictions on the voting rights of the WMC Common Shares.

                           (b) Cendant hereby agrees, at the Closing, to pay to Seller $75.1 million (the "Initial Payment Amount") payable in consideration for the conveyance of the securities set forth in Sections 1(a)(i) and (ii). The Initial Payment Amount shall be paid in cash at the Closing by wire transfer of immediately available funds to accounts designated by Seller.

                           (c)   Cendant Finance hereby agrees, at the
                                 Closing, to sell, assign, transfer and
                                 convey to Seller without representation or warranty (other than as expressly provided herein), in consideration of the conveyance of the securities set forth in Sections 1(a)(i) and (ii), all of its right, title and interest in the 2,606,342 WMC Preferred Shares owned of record and beneficially by Cendant Finance, free and clear of all liens, claims, charges and encumbrances whatsoever, and with no restrictions on the voting rights thereof. At the Closing, Cendant Finance shall deliver to Seller certificates representing all of such WMC Preferred Shares, duly endorsed for transfer to Seller or its designee. Cendant Finance hereby waives compliance with any of the procedures relating to a redemption of the WMC Preferred Shares contained in the Certificate of Designations relating to the WMC Preferred Shares filed with the Secretary of State of Delaware on March 9, 2000.

                           (d)   If a Homestore Transaction shall be
                                 consummated at any time on or prior to the second anniversary of the date hereof, Cendant shall pay to Seller an additional amount equal to $15.0 million (the "Homestore Transaction Amount"), payable by Cendant, in consideration for the conveyance of the securities set forth in Sections 1(a)(i) and (ii), within ninety
                                 (90) days after the consummation of such Homestore Transaction (the date on which such payment is made, the "Homestore Payment Date"); provided, however, that at Cendant's option, up to 100% of such Homestore Transaction Amount shall be payable by delivering to Seller a number of Marketable Securities (as defined below), the Proceeds (as defined in
                                 Section 5 below) of which shall be equal to the Homestore Transaction Amount minus the actual cash payment made by Cendant on the Homestore Payment Date. The cash portion of the Homestore Transaction Amount shall be payable in immediately available funds on the Homestore Payment Date. The Marketable Securities (if any) delivered by Cendant pursuant to this Section shall be delivered simultaneously with the sale of such Marketable Securities pursuant to Section 5 hereof. For purposes of this Agreement, securities shall only be "Marketable Securities" if
                                 (i) they are fully-paid and non-assessable shares, free and clear of all liens, charges or encumbrances whatsoever, and with no restrictions on the voting rights thereof of (a) the class of Cendant's common stock designated as Cendant Common Stock ("Cendant Common Stock" and/or (b) common stock of Homestore.com, Inc. ("Homestore Common Stock"), (ii) the offer and sale of such securities to Seller on the Homestore Payment Date has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an effective registration statement, (iii) such securities shall be capable of being resold publicly by Seller immediately after the delivery thereof pursuant to this Agreement in compliance with Federal and state securities laws and
                                 (iv) securities of the same class thereof are listed for trading, and trading thereon is not suspended, on the New York Stock Exchange, in the case of Cendant Common Stock, or the Nasdaq National Market, in the case of Homestore Common Stock (as the case may be), on the date of sale thereof by Cendant as set forth in
                                 Section 5 below. For purposes hereof, a
                                 "Homestore Transaction" shall mean any
                                 transaction between Move.com, Inc., a
                                 Delaware corporation ("Move.com"), and/or
                                 Cendant, on the one hand, and
                                 Homestore.com, Inc., on the other hand,
                                 which results in (x) the sale of all or
                                 substantially all of the assets of
                                 Move.com or any of its subsidiaries in one or a series of related transactions, whether by merger, consolidation, sale of assets or otherwise, (y) a merger, consolidation, sale of securities of Move.com or other transaction or series of related transactions, as a result of which either (1) any person or "group" (as defined in Rules 13d-1 and 13d-5 under the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of securities representing at least thirty-five percent (35%) of the outstanding Move.com Common Stock, the outstanding equity securities of Move.com or the outstanding voting securities of Move.com or (2) the holders of the voting securities of Move.com issued and outstanding prior to such transaction or series of related transactions cease to hold at least sixty-five percent (65%) fo the issued and outstanding common stock, equity securities and voting securities of the surviving entity immediately following such transaction or series of related transactions (in each case, assuming the conversion of all convertible securities and the exercise of all options, warrants and other rights held by such beneficial owner) or (z) the directors of Move.com as of the date hereof together with directors approved by a majority of the directors in office at the time of election of any new directors of Move.com shall cease to constitute a majority of the total number of directors of Move.com.

                           (e) Upon the Closing, (i) Cendant shall record on its books and records the transfer of the Move.com Common Shares and the Warrants from Seller to Buyer and (ii) WMC shall record on its books and records the transfer of (A) the WMC Common Shares from Seller to Buyer and (B) the WMC Preferred Shares from Buyer to Seller.

                  (ii) Closing. The closing (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement (the "Closing Date"), at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112.

                  (iii) Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

                           (a) Corporate Authorization. Seller has all requisite power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance by Seller of this Agreement have been duly authored by all requisite action by Seller. This Agreement has been duly executed and delivered by Seller and, assuming due execution by Cendant and Cendant Finance, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and subject to general principles of equity.

                           (b) Experience; Access to Information. Seller is an accredited investor within the meaning of Regulation D promulgated by the Securities and Exchange Commission and, by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to Cendant, Seller is capable of evaluating the merits and risks of its investment in Cendant, and has the capacity to protect its own interests. Seller acknowledges that Cendant does not make any representation or warranty as to the future profitability, success or business prospects of Cendant.

                           (c)   Investment. Seller has not been formed
                                 solely for the purpose of making this
                                 investment and is acquiring the Cendant
                                 Common Stock (if any) for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof, except pursuant to an effective registration statement pursuant to the Securities Act. Seller understands that the Cendant Common Stock to be acquired by it have not been registered under the Securities Act, or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller's representations as expressed herein.

                           (d) Valid Title. Seller has valid title to the WMC Common Stock and the Transferred Securities and there are no liens, charges or encumbrances in respect of the WMC Common Stock or the Transferred Securities. Seller has all rights under the Move.com Registration Rights Agreement in connection with the Transferred Securities and has not assigned any of such rights thereunder to any other Person.

                           (e)   NO ADDITIONAL REPRESENTATIONS. THE
                                 REPRESENTATIONS AND WARRANTIES SET FORTH
                                 IN THIS SECTION 3 ARE THE ONLY
                                 REPRESENTATIONS AND WARRANTIES MADE BY THE
                                 SELLER. EXCEPT AS SPECIFICALLY SET FORTH
                                 HEREIN, ALL WARRANTIES, EXPRESS OR
                                 IMPLIED, ARE HEREBY DISCLAIMED AND
                                 EXCLUDED, INCLUDING WARRANTIES OF
                                 MERCHANTABILITY AND FITNESS FOR A
                                 PARTICULAR PURPOSE. IN NO EVENT SHALL THE
                                 SELLER BE LIABLE FOR SPECIAL, INCIDENTAL
                                 OR CONSEQUENTIAL DAMAGES.

                  (iv) Representations and Warranties of Buyer. Cendant and Cendant Finance jointly and severally represent and warrant to Seller as of the date hereof as follows:

                           (a) Corporate Authorization. Each of Cendant and Cendant Finance has all requisite power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance by each of Cendant and Cendant Finance of this Agreement have been duly authorized by all requisite action by each of Cendant and Cendant Finance. This Agreement has been duly executed and delivered by each of Cendant and Cendant Finance and, assuming due execution by WMC and Seller, this Agreement constitutes a valid and binding obligation of each of Cendant and Cendant Finance, enforceable against each of Cendant and Cendant Finance in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and subject to general principles of equity.

                           (b) Experience; Access to Information. Buyer is an accredited investor within the meaning of Regulation D promulgated by the Securities and Exchange Commission and, by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to WMC, Buyer is capable of evaluating the merits and risks of its investment in WMC, and has the capacity to protect its own interests. Buyer acknowledges that WMC and Seller do not make any representation or warranty as to the future profitability, success or business prospects of WMC. Buyer is currently a stockholder of WMC, has had access to WMC's senior management, has had an opportunity to ask questions and receive answers from WMC and its senior management regarding matters relevant to WMC and an investment therein and has had the opportunity to obtain any and all information and conduct such due diligence review as it has deemed appropriate.

                           (c) Investment. Cendant Finance has not been formed solely for the purpose of making this investment and is acquiring the WMC Common Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Cendant Finance understands that the WMC Common Shares to be acquired by it have not been registered under the Securities Act, or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Cendant's and Cendant Finance's representations as expressed herein.

                           (d)   Valid Title. Cendant Finance has valid
                                 title to all of the WMC Preferred Shares purchased by Buyer on March 9, 2000 (or issued in connection with any payment of an in-kind dividend thereon since such date) and there are no liens, charges or encumbrances in respect of the WMC Preferred Shares.

                  (v) Sales of Marketable Securities. In the event that Cendant elects to pay a portion of the Homestore Transaction Amount by delivering Marketable Securities to Seller pursuant to
                           Section 1(d) hereof, Cendant shall cause such Marketable Securities to be sold on Seller's behalf on the Homestore Payment Date or as soon as possible thereafter through a broker selected by Cendant on the Homestore Payment Date. The Proceeds of the sale of such Marketable Securities shall be paid to Seller simultaneously with the settlement of such sale transaction. As used in this Agreement, the "Proceeds" of any sale of Marketable Securities by Seller hereunder shall be equal to the cash proceeds, net of all underwriters', sales or brokers' commissions and discounts and all other fees and expenses relating to or arising out of the transactions contemplated hereby, including without limitation, all registration expenses, in each case, that are incurred by Seller and are not paid by Cendant.

                  (vi) Repurchases of WMC Common Stock by WMC. WMC represents that the WMC Common Stock being delivered to Buyer at the Closing constitutes no more than 19.99% of the shares of WMC Common Stock outstanding as of the Closing Date. WMC agrees that, for so long as Buyer owns any shares of WMC Common Stock, WMC shall not, without the prior written consent of Buyer, repurchase, redeem, reclassify, cancel or otherwise reduce the number of its outstanding shares of capital stock if the effect of such repurchase, redemption, reclassification, cancellation or other reduction would be to cause Buyer to own more than 19.99% of the outstanding shares of WMC Common Stock.

                  (vii) Public Announcements. Buyer and Seller hereby covenant and agree to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement or disclosure with respect to the transactions contemplated by this Agreement.

                  (viii) Indemnification of Buyer by Apollo. Apollo shall indemnify, defend and hold harmless Buyer and any of its directors, officers, agents and affiliates (the "Buyer Indemnified Parties") from and against any and all losses, damages and liabilities (including reasonable attorneys' fees and expenses) suffered by any of the Buyer Indemnified Parties as a result of, arising out of, or incurred with respect to Buyer's ownership of the WMC Common Shares (which, for the avoidance of doubt, shall exclude the loss of the value of the WMC Common Shares) other than those losses, damages and liabilities as a result of, arising out of, or incurred with respect to any material misstatement by any Buyer Indemnified Party in any filing or submission to any governmental authority or any document sent to Buyer's stockholders.

                  (ix) Miscellaneous. (a) Governing Law. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the internal law of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

                           (b) Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of New York or Federal court of the United States of America sitting in the Sate of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court of the State of New York or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT OF THE STATE OF NEW YORK OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

                           (c)      Counterparts. This Agreement may be
                                    executed in two or more counterparts,
                                    any one of which need not contain the
                                    signatures of more than one party, but
                                    all such counterparts taken together
                                    when delivered shall constitute one and
                                    the same agreement.

                           (d) Complete Agreement. This Agreement and the instruments or agreements referred to herein contains the complete agreement among the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral which may have related to the subject matter hereof in any way.

                           (e) Amendments. This Agreement may only be amended in a writing executed by each of the parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Agreement on the date first written above.


                                    CHATHAM STREET HOLDINGS, LLC


                                    By:   /s/ Marc E. Becker
                                        -----------------------------------
                                        Name: Marc E. Becker
                                        Title: Vice President


                                    CENDANT CORPORATION


                                    By:  /s/ Eric J. Bock
                                         ----------------------------------
                                         Name: Eric J. Bock
                                         Title: Senior Vice President - Law


                                    CENDANT FINANCE HOLDING CORPORATION


                                    By:  /s/ Eric J. Bock
                                         ------------------------------------
                                         Name: Eric J. Bock
                                         Title: Senior Vice President - Law

WMC FINANCE CO.
(with respect to Section 6 only)


By:  /s/ Scott McAfee
     -----------------------------
     Name:  Scott McAfee
     Title:




APOLLO INVESTMENT FUND III, L.P.
(with respect to Section 8 only)

By:  Apollo Advisors II, L.P.,
     its general partner

By:  Apollo Capital Management II, Inc.
     its general partner

By:    /s/ Josh Harris
   -------------------------------
     Name: Josh Harris
     Title: Vice President




                                                                Exhibit 10.2


                                               AMENDMENT NO. 1, dated as of
                                     March 29, 2001 (this "Amendment") to
                                     the STOCK PURCHASE AGREEMENT, dated as
                                     of November 24, 2000, by and among
                                     CHATHAM STREET HOLDINGS, LLC, a
                                     Delaware limited liability company,
                                     CENDANT CORPORATION, a Delaware
                                     corporation, CENDANT FINANCE HOLDING
                                     CORPORATION, a Delaware corporation
                                     and an affiliate of Cendant
                                     Corporation, with respect to Section 6
                                     thereof only, WMC FlNANCE CO., a
                                     Delaware corporation, and, with
                                     respect to Section 8 thereof only,
                                     APOLLO INVESTMENT FUND III, L.P. (the
                                     "Original Agreement", as amended, this
                                     "Agreement").

                                  Preamble

       WHEREAS, Section 9(e) of the Original Agreement allows the amendment of the Original Agreement by a writing executed by each of the parties thereto; and

       WHEREAS, the undersigned constitute each of the parties to the Original Agreement and have determined that it would be in their respective best interests to amend the Original Agreement on the terms and conditions set forth in this Amendment.

       NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

       Section 1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Agreement.

       Section 2. Amendments to the Original Agreement. The Original Agreement is hereby amended as follows:

                  (a) Section 1 of the Original Agreement is hereby amended by deleting Section 1(b) in its entirety and substituting the following language in lieu thereof:

                  "Cendant hereby agrees, at the Closing, to pay to Seller $75.1 million (the "Initial Payment Amount"), payable in consideration for the conveyance of the securities set forth in Sections 1(a)(i) and (ii). The Initial Payment Amount shall be paid in cash at the Closing by wire transfer of immediately available funds to accounts designated by Seller. Cendant hereby agrees to pay Seller, on March 29, 2001, an additional amount of $5.0 million (the "Additional Payment Amount"), payable in consideration for the conveyance of the securities set forth in Sections 1(a)(i) and (ii). The Additional Payment Amount shall be paid in cash on March 29, 2001 by wire transfer of immediately available funds to accounts designated by the Seller."

                  (b) The first sentence of Section 1(d) of the Original Agreement is hereby amended by deleting "$15.0 million" and replacing it with "$10.0 million".

       Section 3. Entire Agreement. Except as modified by this Amendment, the Original Agreement shall remain in full force and effect, enforceable in accordance with its terms. This Amendment is not a consent to any waiver or modification of any other terms or conditions of the Agreement or any of the instruments or documents referred to in the Agreement and shall not prejudice any right or rights which the parties thereto may now or hereafter have under or in connection with the Agreement or any of the instruments or documents referred to therein. The Original Agreement and this Amendment contain all of the agreements between the parties with respect to the subject matter thereof. The parties to this Amendment hereby acknowledge that nothing contained herein shall modify or otherwise alter the obligations of WMC Finance Co. pursuant to the Original Agreement.

       Section 4. Effectiveness. This Amendment shall become effective on the date each of the parties hereto shall have executed a copy hereof (whether the same or different copies).

       Section 5. Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

       Section 6. Governing Law. All questions concerning the construction, interpretation and validity of this Amendment shall be governed by and construed and enforced in accordance with the internal law of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

                                 * * * * *


                  IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Agreement on the date first written above.


                                 CHATHAM STREET HOLDINGS, LLC


                                 By:    /s/ Marc E. Becker
                                    ------------------------------------------
                                    Name:  Marc E. Becker
                                    Title: Vice President


                                 CENDANT CORPORATION


                                 By:   /s/ Samuel L. Katz
                                    ------------------------------------------
                                    Name:  Samuel L. Katz
                                    Title: Senior Executive Vice President


                                 CENDANT FINANCE HOLDING CORPORATION


                                 By:  /s/ Samuel L. Katz
                                    ------------------------------------------
                                    Name:  Samuel L. Katz
                                    Title: Senior Executive Vice President


WMC FINANCE CO.



By: /s/ Scott A. McAfee
    --------------------------
Name: Scott A. McAfee
Title: President and CEO



APOLLO INVESTMENT FUND III, L.P.

By: Apollo Advisors II, L.P.,
    its general partner

By: Apollo Capital Management II, Inc.,
    its general partner


By:    /s/ Josh Harris
   -----------------------------------
    Name: Josh Harris
    Title:   Vice President



                                                               Exhibit 23.1


                       INDEPENDENT AUDITORS' CONSENT

       We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-59244 of Cendant Corporation on Form S-3 of our report dated March 12, 2001, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in certain revenue recognition policies regarding the recognition of non-refundable one-time fees and pro rata refundable subscription revenue as discussed in
Note 1), appearing in the Annual Report on Form 10-K of Cendant Corporation for the year ended December 31, 2000 and incorporated by reference in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
New York, New York
May 24, 2001



                                                                Exhibit 23.2


                       INDEPENDENT AUDITORS' CONSENT


       We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-59244 of Cendant Corporation on Form S-3 of our report dated January 29, 2001 (March 2, 2001 as to Note 27), appearing in the Annual Report on Form 10-K of Avis Group Holdings, Inc. for the year ended December 31, 2000 and included in the Current Report on Form 8-K of Cendant Corporation dated April 18, 2001, which is incorporated by reference in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP
New York, New York
May 24, 2001